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                                                                    EXHIBIT 12.1

                         SUPERVALU INC. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             For Fiscal Years Ended


(In thousands, except ratios)                2001          2000          1999          1998          1997
                                          ---------     ---------     ---------     ---------     ---------
Earnings before income taxes              $ 154,357     $ 447,454     $ 316,261     $ 384,780     $ 280,512

Less undistributed earnings of less
   than fifty percent owned affiliates       (9,429)       (6,605)       (5,943)       (7,388)      (15,813)
                                          ---------     ---------     ---------     ---------     ---------

Earnings before income taxes                144,928       440,849       310,318       377,392       264,699

Interest expense                            212,898       154,482       124,111       133,619       136,831

Interest on operating leases                 29,047        23,838        18,574        18,010        16,950
                                          ---------     ---------     ---------     ---------     ---------

                                          $ 386,873     $ 619,169     $ 453,003     $ 529,021     $ 418,480
                                          =========     =========     =========     =========     =========

  Total fixed charges                       241,945       178,320       142,685       151,629       153,781
                                          =========     =========     =========     =========     =========

Ratio of earnings to fixed charges             1.60          3.47          3.17          3.49          2.72
                                          =========     =========     =========     =========     =========
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